                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         ALLEGHENY POWER SYSTEM, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         ALLEGHENY POWER SYSTEM, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

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- ---------------
    /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                          ALLEGHENY POWER SYSTEM, INC.

                                    (LOGO)

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1994
                              AND PROXY STATEMENT

                                    ART WORK

                              12 East 49th Street
                              New York, N.Y. 10017

                                                                  April 12, 1994

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY POWER SYSTEM, INC. will be held on the fourth floor of The Waldorf-Astoria Hotel, 301 Park Avenue, between 49th and 50th Streets, New York, N.Y., on Thursday, May 12, 1994, at 10:30 a.m., New York time, for the following purposes:

     (1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly chosen and qualified;

     (2) To consider and vote upon a proposal to approve the implementation of a performance share plan;

     (3) To approve the appointment of independent accountants;

     (4) To vote upon a shareholder proposal which would require a report by the Company on the capital cost potential of carbon dioxide emission standards;

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record at the close of business on April 4, 1994, will be entitled to vote at the meeting.

                                     By Order of the Board of Directors,

                                                   EILEEN M. BECK
                                                                  Secretary

                                PROXY STATEMENT

     Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Power System, Inc. (the Company), 12 East 49th Street, New York, New York 10017, for the Annual Meeting of Stockholders to be held on May 12, 1994. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting.

     At the close of business on April 4, 1994, there were outstanding 118,037,427 shares of Common Stock, each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights.

     The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes entitled to be cast is required for the election of each director and for approval of the implementation of a performance share plan, the appointment of Price Waterhouse as independent accountants, and the shareholder proposal set forth herein. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they calculated in determining the existence of a quorum.

     The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 12, 1994. The Annual Report for 1993 has already been mailed to stockholders.

ELECTION OF DIRECTORS

     At the meeting nine directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified. The proxies received, unless marked to the contrary, will be voted for the election of the following persons, all of whom are now directors of the Company and are the nominees of the Board of Directors at this election, or, if considered desirable, cumulative voting rights will be exercised by the proxy holders to elect as many of such nominees as possible. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

                  DIRECTORS, PRINCIPAL OCCUPATION,                                     DIRECTOR
                        OTHER DIRECTORSHIPS,                                           OF THE
                    BUSINESS EXPERIENCE, AND 1993                                      COMPANY
               BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE          SINCE
- ---------------------------------------------------------------------      ---         -------
ELEANOR BAUM 3 4                                                           53            1988
  Dean of The Albert Nerken School of Engineering of The Cooper Union
  for the Advancement of Science and Art. Director of United States
  Trust Company, Commissioner of the Engineering Manpower Commission,
  and a fellow of the Institute of Electrical and Electronic
  Engineers and the Society of Women Engineers.
  Attendance: 15 of 16.
WILLIAM L. BENNETT 1 5                                                     44            1991
  Co-Chairman, Director, and Chief Executive Officer of Noel Group,
  Inc., a holder of major equity interests in various operating companies. Chairman of the Board of TDX Corporation. Director of
  Forschner Group, Inc., Global Natural Resources Inc., Lincoln
  Snacks Company, Simmons Outdoor Corporation, and VISX, Inc.
  Formerly, general partner, Discovery Funds, a venture capital affiliate of Rockefeller & Company, Inc., an investment management company.
  Attendance: 16 of 16.

                  DIRECTORS, PRINCIPAL OCCUPATION,                                     DIRECTOR
                        OTHER DIRECTORSHIPS,                                           OF THE
                    BUSINESS EXPERIENCE, AND 1993                                      COMPANY
               BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE          SINCE
- ---------------------------------------------------------------------      ---         -------
KLAUS BERGMAN (2) (3) (5)                                                  62            1985
  Chairman of the Board, President, and Chief Executive Officer of
  the Company, Allegheny Power Service Corporation, and Allegheny
  Generating Company. Chairman of the Board and Chief Executive
  Officer of the Company's other principal subsidiaries.
  Attendance: 20 of 20.
PHILLIP E. LINT (1) (3) (5)                                                64            1989
  Retired. Formerly partner, Price Waterhouse.
  Attendance: 22 of 22.
EDWARD H. MALONE (3)                                                       69            1985
  Retired. Formerly Vice President of General Electric Company and
  Chairman, General Electric Investment Corporation. Director of
  Corporate Property Investors, Fidelity Group of Mutual Funds,
  General Re Corporation, and Mattel, Inc.
  Attendance: 13 of 15.
FRANK A. METZ, JR.(2) (3) (4)                                              59            1984
  Retired. Formerly Senior Vice President, Finance and Planning, and
  Director of International Business Machines Corporation, a
  manufacturer and distributor of information systems equipment and services. Director of Monsanto Company and Norrell Corporation.
  Attendance: 21 of 21.
STEVEN H. RICE (1) (4) (5)                                                 50            1986
  Business consultant and attorney-at-law. Director and member of the
  Investment and Audit Committees of Royal Group, Inc. (The Royal
  Insurance Companies). Director and Vice Chairman of the Board of
  Stamford Federal Savings Bank.
  Attendance: 21 of 21.
GUNNAR E. SARSTEN (5)                                                      57            1992
  Chairman and Chief Executive Officer of MK International. Formerly,
  President and Chief Operating Officer of Morrison Knudsen
  Corporation, President and Chief Executive Officer of United
  Engineers & Constructors International, Inc., (now Raytheon
  Engineers & Constructors, Inc.), and Deputy Chairman of the Third
  District Federal Reserve Bank in Philadelphia.
  Attendance: 10 of 13.
PETER L. SHEA (1)                                                          61            1993
  Managing Director of Hydrocarbon Energy, Inc., a privately owned oil and gas development drilling and production company.
  Attendance: 4 of 4.6

- ------------

1 Member of Audit Committee.
2 Member of Executive Committee.
3 Member of Finance Committee.
4 Member of Management Review Committee.
5 Member of New Business Committee.
6 Elected effective September 9, 1993.

COMPENSATION OF DIRECTORS

     Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Power Service Corporation. In 1993, directors who were not officers or employees of System companies received for all services to System companies (a) $16,000 in retainer fees, (b) $800 for each committee meeting attended, except Executive Committee meetings for which such fees are $200, and (c) $250 for each Board meeting of each company attended. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum.

BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

     The Board of Directors has Audit, Finance, Management Review, and New Business Committees. The Audit Committee makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. It met three times in 1993. The Management Review Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the President that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met five times in 1993. The total number of Board meetings held in 1993 was nine.

PROPOSAL TO APPROVE THE IMPLEMENTATION OF A PERFORMANCE SHARE PLAN

     The Boards of Directors of the Allegheny Power System companies have adopted a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries, subject to the approval of the Plan by the shareholders. The growth, development and financial success of the Company and its subsidiaries is dependent on ensuring the best possible management. The Board believes the Plan will be an important aid to the Company in attracting and retaining individuals of outstanding ability and in rewarding them for the continued profitable management of, and the continued providing of economical and reliable service to its customers by, the Company and its subsidiaries.

     The Plan will be administered by the Management Review Committee of the Board ("the Committee") and will be made up of Plan cycles which will be not less than three (3) or more than five (5) years in length. The Committee will establish, and the Board will review and approve each Plan cycle, the conditions of each grant made under the Plan, and determine which senior officers will receive awards, as well as the amount of each award, and establish guidelines for each Plan cycle. The performance criteria and standards to be included in the Plan guidelines shall include (a) customer related criteria such as the cost and quality of service provided to residential customers, and (b) shareholder related criteria. The first Plan cycle is expected to begin as of January 1, 1994, provided the Plan is approved by the shareholders, and its length, participants, award amounts, and performance criteria and standards will be determined upon such approval.

     The type of award that may be granted under the Plan is a performance share award. Each such award will entitle the participant to receive up to a specified number of shares of the Company's Common Stock determined in accordance with Plan cycle performance criteria and guidelines governing the award. The total number of award shares issued in each cycle is not expected to exceed 40,000 shares, and the Plan provides that the total number of shares granted over the life of the Plan, which is expected to end in 2007, shall not exceed 500,000 shares. Common Stock issued under the Plan may be authorized and unissued stock or stock purchased on the open market and will be valued on the basis of the closing price of the Common Stock at the end of the prior year. The closing price of a share of Common Stock as reported for New York Stock Exchange composite transactions for December 31, 1993 was $26.50 per share.

     Senior officers of the Company and its subsidiaries who, in the opinion of the Committee, are mainly responsible for the continued growth and development and financial success of the Company or its subsidiaries, are eligible to be granted awards under the Plan. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom awards shall be granted and determine the number of shares to be granted. While eligibility is determined by these subjective criteria, and it is not possible at this time to determine either the number of employees eligible to participate in the Plan or the amount of awards which will be made, it is expected that initially not more than 15 individuals would be considered for participation in the Plan.

     The performance share awards granted will be paid in Common Stock or cash as determined by the Committee. A participant may elect to have the receipt of such shares deferred until some future date.

     The Boards of the Allegheny companies may amend, revise or suspend the Plan or any portion thereof, provided that no such amendment shall be made without shareholder approval if it would materially increase the benefits accruing to participants or increase the number of shares which may be paid under the Plan. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

     In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination, exchange of shares, spin-off or other distribution of assets (other than normal cash dividends), or other similar changes in the Common Stock, then appropriate adjustments shall be made in the shares of Common Stock theretofore granted but not yet awarded to the participants and in the aggregate number of shares of Common Stock which may be awarded to the participants and in the aggregate number of shares of Common Stock which may be awarded pursuant to the Plan.

     For Federal Income Tax purposes, the grant of award shares does not immediately result in taxable income to a recipient or a tax deduction to the Company. At the time the shares of Common Stock are awarded and become free of any restrictions, a recipient will recognize taxable ordinary income in an amount equal to the fair market value of the Common Stock, and the Company will be entitled to a corresponding income tax deduction.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE IMPLEMENTATION OF A PERFORMANCE SHARE PLAN AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse as independent accountants for the Company to audit its consolidated financial statements for 1994 and to perform other audit related services. Such services include: review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. Price Waterhouse also performs non-audit services for the Company. Fees for the 1993 audit and fees for audit services paid during the year aggregated $843,300, and fees for non-audit services, $66,875. The Board has directed that the appointment of Price Waterhouse be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of Price Waterhouse will be present at the annual meeting to make a statement if they wish and to answer questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

SHAREHOLDER PROPOSAL

The Sisters of St. Dominic of Caldwell, New Jersey, the beneficial owners of 1,000 shares of Common Stock, and the Sisters of the Humility of Mary, Villa Maria, Pennsylvania, the beneficial owners of 5,200 shares of Common Stock, have advised the Company that they will present for consideration and action the following resolution:

     "Whereas we believe:

     "The U.S. performs poorly in energy efficiency, compared to other industrialized countries, ranking 9th out of the 10 OECD nations, and using nearly twice as much energy per dollar of GNP as Japan, West Germany, or Sweden;

     "Electric utilities are the single largest source of carbon dioxide (CO2) accounting for 35% of emissions nationwide. CO2 in turn represents about half of all greenhouse gases (far more than any other gas) involved in the trapping of solar heat and greenhouse warming which cause climate change. The risk of climate change -- to economic welfare, public health, environmental stability, agricultural production, and possible rises in sea level -- would affect many people both in the U.S. and around the world;

     "Numerous world leaders have attested to the importance and urgency of reducing CO2 emissions. Many scientists have called for 20% reductions in CO2 emissions by the year 2000. Some 20 countries are already taking action so that their CO2 emissions in 2000 will not exceed 1990 levels. Some U.S. corporations have adopted 20% reduction goals for their own energy consumption and CO2 emissions by the year 2000 or even sooner.

     "We believe our Company plays an important role in controlling CO2 emissions, through its fuel choices, its choices of which plants it runs when, and its ratepayer efficiency programs know as Demand-Side Management (DSM). Great opportunities exist to reduce CO2 by investing in DSM and generating electricity with cleaner and more renewable sources of energy. Given the long lead times required to build large new power plants and the associated regulatory risks, energy options which lower CO2 emissions can create financial security for our Company by reducing or eliminating the need for new electricity-generating capacity;

     "Integrating CO2 reductions into planning now will also minimize the risk of expensive compliance with probable future CO2 regulations. In states where the regulatory framework allows, DSM can also become an increasingly important source of profits. Our company can achieve financial and regulatory stability by demonstrating environmental leadership in this area. All these measures would enhance the Company's image and shareholder value.

     "Resolved, that shareholders request our Company to issue a report, prepared at reasonable cost and omitting proprietary information, on the potential for large capital costs to the Company if standards on carbon dioxide emissions are imposed; the projected amount of such costs; and Company plans to use alternative energy sources."

Supporting Statement: "Demonstrating leadership in reducing the impacts of climate change can give the Company stability in the future, especially as pollution control becomes stricter and power plants are targeted as major offenders. By taking appropriate measures, our Company can protect both its short-and long-term financial health and shareholder value. Shareholders seeking to minimize the costs of climate change -- both to the Company and to society at large -- should vote FOR this resolution putting their concern on the record and asking for a response by our Company."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

     The Allegheny Power System (APS) companies have made available to shareholders, the investment community, customers, and regulators in their quarterly, annual, and other reports extensive information concerning the greenhouse gas issue and its consequences for their customers. They have also described their integrated resource planning and demand-side management and other activities. This material has demonstrated the substantial and unnecessary financial burden which carbon dioxide (CO2) emission restrictions would represent and the disastrous effect of such costs on the competitive position of their industrial customers in world markets. The APS companies have also expressed their opinion that no scientific basis for CO2 restrictions has been demonstrated and that even the most stringent U.S. domestic CO2 emission reductions would have a minimal impact because of the overwhelming increases in CO2 emissions in other parts of the world. Furthermore, they have made available detailed explanations of what greenhouse gases are, how they originate, and the fact that there is no effective technological means to reduce CO2 emissions and that they should continue to use coal as their generating fuel, which is essential to the economy of their operating territories. Furthermore, no other fuel source is an adequate or viable substitute for coal in their generating plants. The APS companies have also detailed their participation in developing voluntary, cost-effective programs designed to accomplish President Clinton's announced greenhouse gas emission reduction goals while not adversely affecting the ability of American industry to compete in the world or the continuing growth of the American economy.

     The introductory statement's conclusions about U.S. energy efficiency and the responsibility of the electric utility industry for increases in man-made carbon dioxide emissions and, by implication, all greenhouse gases, are misleading and, moreover, these conclusions are not meaningful or even related to the subject matter of the proposed resolution. Actually, the U.S. energy industry is one of the most highly efficient in the world, and CO2 emissions both in the U.S. and from the Allegheny Power System have been decreasing and are continuing to do so, unlike those in many parts of the rest of the world.

     The Department of Energy (DOE), pursuant to Section 1605 of the Energy Policy Act of 1992, is promulgating rules requiring reporting and cataloging on a national basis by utilities and others of various CO2 and other so-called greenhouse gas emissions, as well as actions taken to stabilize and reduce them. Our companies are working with the DOE in this effort and, therefore, additional self-imposed reporting of greenhouse gas reduction activities by our companies, pending finalization of the DOE's reporting requirement rules, is unnecessary and would be counterproductive.

     THEREFORE, THE BOARD URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL.

MANAGEMENT REVIEW COMMITTEE REPORT

GENERAL

     The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review Committee of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

     The executive compensation program is intended to meet three objectives:

     - Create a strong link between executive compensation and total return to stockholders, reliable and economical service to customers, and System financial stability, integrity, and overall performance.

     - Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance.

     - Ensure internal compensation equity -- maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

     It recognizes that the Company's financial success depends, at least in part, on regulators' perceptions of customer satisfaction, which depends on our supplying reliable electric service at reasonable prices in an environmentally acceptable way.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program has two components: salary and incentive awards (as described below) and, if approved by the shareholders will, in future years, have a third component, the Performance Share Plan.

     The Company's executive compensation is both market-and performance-based. The Committee believes that it is necessary to use both market-and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

     To ensure that the System's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey with those of comparable electric utilities -- over 30 companies in recent years. The survey companies are either similar in type and size to Allegheny, contiguous to our geographic territory, or have a similar fuel mix.

     In 1993, over 80% of these survey companies are included in the Dow Jones Electric Index to which the Company's performance is compared on page 12 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching System positions, including the Chairman, President and Chief Executive Officer (CEO), with those in the survey companies that have comparable duties and responsibilities. For 1993, the survey indicated that the System's executive salary structure was slightly below the median. As in prior years, this survey data became the basis for the consulting firm's recommendations as to salary structure position placement and total compensation, and 1993 base salary ranges for each position in line with the survey average for comparable positions.

          Base salary:

          The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Boards of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) the performance rating of each executive (other than himself) based on that executive's position-specific responsibilities and performance evaluation by his or her supervisor, and
     (b) a specific salary recommendation for each. In determining its recommendations to the Boards, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, and customer satisfaction, and financial results, including such things as total returns, earnings per share, quality of earnings, dividends paid and dividend payout ratio.

          Annual Performance Incentive:

          The Allegheny Power System Annual Performance Incentive Plan (the "Incentive Plan") is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain and motivate a senior group of managers of Allegheny Power System, including executive officers selected by the Management Review Committee. The Incentive Plan provides for establishment of individual incentive awards based on meeting specific predetermined performance targets. The performance targets are based on net income available to common shareholders, achieved shareholder return, and overall corporate financial results (changes in earnings per share, quality of earnings, dividends paid per share and dividend payout ratios) quality and cost of service to customers and System performance. In addition, personal performance goals as to operating factors such as efficiency and safety are set on a position specific basis for participants.

          Specific operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. If the performance targets are not met, no awards are paid. The target awards under the Plan are a percent of base compensation determined by the Committee, and participants may earn up to 1 1/4 times the target award. For named officers for the 1992 Plan the targets were 20% of 1991 base compensation. Targets for other participants were 20% or less. Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1991 and 1992 are set forth in the Summary Compensation Table for those years under the column "Incentive Award" for the individuals named therein. The awards, if any, for 1993, payable in 1994, have not as yet been determined.

     For the CEO, the Management Review Committee develops salary and incentive award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of the CEO's performance of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence, and the quality and cost of service rendered to its customers. The incentive award recommendation was based primarily on 1992 corporate financial results, including total shareholder return, changes in earnings per share, quality of earnings, dividends paid per share, and dividend payout ratios. The overall quality and cost of service rendered to customers and overall System performance were also considered. Mr. Bergman's 1993 total compensation reflected the Committee's evaluation of his performance and the described 1992 financial results, total return to shareholders, and service to the Company's customers and its efficient operations.

     The executive compensation program, which is annually reviewed by the Committee and the Board, is intended to reward the individual performance of each executive relative to the overall financial performance of the Company, the service provided to customers, and its cost. The program is further intended to provide competitive compensation to help the Company attract, motivate, and retain the executives needed to ensure continued stockholder return and reliable and economical electric service to customers.

     Recently enacted Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the Proxy Statement, unless certain requirements are met. This Committee has carefully considered the effect of this new tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

     No current member of the Management Review Committee is or ever was an employee of the Company or any of its subsidiaries.
                                                    Clarence F. Michalis,
                                                    Chairman
                                                         Eleanor Baum
                                                         Frank A. Metz, Jr.
                                                         Steven H. Rice

EXECUTIVE COMPENSATION

     During 1993, and for 1992 and 1991, the annual compensation paid by the Company and its subsidiaries directly or indirectly for services in all capacities to such companies to their Chief Executive Officer and each of the four most highly paid executive officers of the Company and its subsidiaries whose cash compensation exceeded $100,000 was as follows:

                                                    ANNUAL COMPENSATION
                                            -----------------------------------
                                                                     INCENTIVE         ALL OTHER
  NAME AND CAPACITIES IN WHICH SERVED       YEAR       SALARY         AWARD(A)      COMPENSATION(B)
                                            ----     -----------     ----------     ---------------
KLAUS BERGMAN
  Chairman of the Board, President, and     1993     $460,000           (a)        $46,889
  Chief Executive Officer of the            1992      445,000        $80,000        13,529(c)
  Company, Allegheny Power Service          1991      425,000         80,000         6,037
  Corporation, and Allegheny Generating
  Company. Chairman of the Board and
  Chief Executive Officer of the
  Company's other principal
  subsidiaries.
ALAN J. NOIA
                                            1993      212,500           (a)         20,107
  President and Director of The Potomac     1992      200,000        $38,000         7,975(c)
  Edison Company.                           1991      185,800         38,000         6,990
STANLEY I. GARNETT, II
  Vice President, Finance of the Company    1993      206,000           (a)         24,006
  and Allegheny Power Service               1992      195,600        $35,000         7,939(c)
  Corporation, Vice President and           1991      180,600         35,000         5,752
  Director of West Penn Power Company
  and Allegheny Generating Company, and
  a Director of the Company's other
  principal subsidiaries.
PETER J. SKRGIC
  Vice President of the Company and         1993      200,000(d)        (a)         18,678
  Allegheny Power Service Corporation,      1992      190,000(d)     $31,000         8,325(c)
  Vice President and Director of The        1991      176,000(d)      29,000         5,696
  Potomac Edison Company and Allegheny
  Generating Company, and a Director of
  the Company's other principal
  subsidiaries.
BENJAMIN H. HAYES
                                            1993      190,000           (a)         19,668
  President and Director of Monongahela     1992      180,000        $30,000        11,114(c)
  Power Company.                            1991      156,300         27,000         5,151

(a) Incentive awards are based upon performance in the year in which the figure appears but are paid in the second quarter of the following year. Any awards that may be granted in 1994 with respect to the 1993 plan and performance have not yet been determined. Whether the incentive award plan will be continued for 1994 has also not yet been determined.

(b) Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after 5 years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives during 1992, insurance was purchased on the lives of each of them. Effective January 1, 1993, the Company started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, the Company purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both the 1992 and 1993 policies plus a factor for the use of the money are returned to the Company at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program. Under the ESOSP for 1993, all eligible employees may elect to have from 2% to 7% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of five available funds. Each System company matches 50% of the pre-tax contributions up to 6% of compensation with common stock of Allegheny Power System, Inc. Effective January 1, 1993 the maximum amount of any employee's compensation that may be used in these computations is $235,840. Effective January 1, 1994 the amount was reduced to $150,000 as a result of The Omnibus Reconciliation Act of 1993. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 1993, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program, the Executive Life Insurance, and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows: Mr. Bergman $42,392 and $4,497; Mr. Noia $15,610 and $4,497; Mr. Garnett $19,509 and $4,497; Mr. Skrgic $14,181
     and $4,497; and Mr. Hayes $15,171 and $4,497, respectively.

(c) These amounts as previously reported did not include the following amounts representing the dollar value of the benefit to the executive officer of the remainder of the premium paid on the Executive Life Insurance Plan: Mr. Bergman $786; Mr. Noia $186; Mr. Garnett $210; Mr. Skrgic $218; and Mr. Hayes $381.

(d)  Salary includes a $15,000 housing allowance in all years.

RETIREMENT PLAN

     The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan ("Secured Benefit Plan").

     Pursuant to the Secured Benefit Plan senior executives of Allegheny Power System companies who retire at 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Plan. The Plan has been designed so that if the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. All executive officers are participants in the Plan. It also provides for use of Average Compensation in excess of Code maximums.

     The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and Years of Credited Service classifications. These amounts are based on an estimated Average Compensation (defined as average total earnings, excluding incentive awards, during the highest-paid 36 consecutive calendar months or, if smaller, the member's highest rate of pay as of any July 1st"), retirement at 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                               PENSION PLAN TABLE

                                                       YEARS OF CREDITED SERVICE
             AVERAGE                ---------------------------------------------------------------
         COMPENSATION(A)            15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
- ----------------------------------  --------   --------   --------   --------   --------   --------
  $200,000........................  $60,000    $80,000   $100,000   $110,000   $115,000   $120,000
   250,000........................   75,000    100,000    125,000    137,500    143,750    150,000
   300,000........................   90,000    120,000    150,000    165,000    172,500    180,000
   350,000........................  105,000    140,000    175,000    192,500    201,250    210,000
   400,000........................  120,000    160,000    200,000    220,000    230,000    240,000
   450,000........................  135,000    180,000    225,000    247,500    258,750    270,000
   500,000........................  150,000    200,000    250,000    275,000    287,500    300,000
   550,000........................  165,000    220,000    275,000    302,500    316,250    330,000
   600,000........................  180,000    240,000    300,000    330,000    345,000    360,000

- ---------------

(a) The earnings of Messrs. Bergman, Noia, Garnett, Skrgic, and Hayes covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 1993, they had accrued 22, 24, 12, 29, and 29 years of credited service, respectively, under the Retirement Plan.

PERFORMANCE GRAPH

     The graph set forth below compares the Company's cumulative total shareholder return on its Common Stock with the Dow Jones Electric Utility Index and the Standard & Poor's Midcap 400 Index at each December 31 during the period beginning December 31, 1988 and ending December 31, 1993, and assumes the investment of $100 in each on December 31, 1988 and the reinvestment of all dividends.

             COMPARISON OF ALLEGHENY POWER SYSTEM, INC.'S 5-YEAR CUMULATIVE TOTAL RETURN VS. DOW JONES ELECTRIC UTILITY INDEX AND S&P MIDCAP 400

      MEASUREMENT PERIOD           ALLEGHENY       DOW JONES      S&P MIDCAP
    (FISCAL YEAR COVERED)            POWER         ELECTRIC           400
1988                             100             100             100
1989                             121             133             135
1990                             116             135             128
1991                             151             176             193
1992                             175             191             216
1993                             206             214             246

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each named director and each named executive officer of the Company and its subsidiaries, and by all directors and executive officers of the Company and its subsidiaries as a group as of March 1, 1994. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock, except for Franklin Resources, Inc., 777 Mariners Island Boulevard, San Mateo, California 94404, which at December 31, 1993, was the beneficial owner of 6,393,500 shares, or 5.4%.

                                                        SHARES OF
                                                        APS, INC.           PERCENT
          NAME                                         COMMON STOCK        OF CLASS
                                                       ------------     ---------------
          Eleanor Baum.............................         2,000       Less than .01%
          William L. Bennett.......................         2,362              "
          Klaus Bergman............................         9,519              "
          Stanley I. Garnett, II...................         3,940              "
          Benjamin H. Hayes........................         5,082              "
          Phillip E. Lint..........................           600              "
          Edward H. Malone.........................         1,468              "
          Frank A. Metz, Jr........................         1,795              "
          Alan J. Noia.............................        10,235              "
          Steven H. Rice...........................         2,030              "
          Gunnar E. Sarsten........................         5,000              "
          Peter L. Shea............................         1,200              "
          Peter J. Skrgic..........................         5,026              "
          All directors and executive officers of
            the Company and its subsidiaries as a
            group (31 persons).....................       123,874        Less than .11%

(a) Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. The Company notes that Eleanor Baum, a director, inadvertently failed to file a report timely with the SEC as to the acquisition of 300 shares of Common Stock held in joint name with her mother. A report of such acquisition was filed by Mrs. Baum with the SEC.

OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their judgment.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone, or telegraph, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals. Although there are no plans to do so, the Company may also obtain the services of additional persons in soliciting proxies. The cost of any such additional solicitation, if undertaken, is not expected to exceed $40,000.

     It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign, and return the proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

DEADLINE FOR SHAREHOLDER PROPOSALS

     The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 7, 1994.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS NECESSARY IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE SHALL BE GLAD TO RETURN IT TO YOU, SO THAT YOU MAY VOTE IN PERSON.

PROXY                     ALLEGHENY POWER SYSTEM, INC.

                              12 East 49th Street
                             New York, N.Y.  10017

                PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder hereby appoints Klaus Bergman, Stanley I. Garnett, II, and Eileen M. Beck, and each of them, Proxies, with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Allegheny Power System, Inc. to be held on the 4th Floor of The Waldorf-Astoria Hotel, 301 Park Avenue, between 49th and 50th Streets, New York, New York, on May 12, 1994, at 10:30 a.m., New York time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as hereinafter specified by the undersigned on the proposals listed on the reverse side hereof and in their discretion on such matters as may properly come before the meeting.

         WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTING SPECIFICATION MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEMS 2 AND 3, AND "AGAINST" ITEM 4.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

      PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.



                                      12 East 49th Street
(LOGO) ALLEGHENY POWER SYSTEM, INC.   New York, N.Y.  10017
                                                                     Please mark
                                                       PROXY   / X / your votes
                                                                      like this

                 ---------------------    ----------------------
                       Shares in                Shares in
                       Your Name           Dividend Reinvestment

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL
NOMINEES" IN ITEM 1.

                                          FOR all        WITHHOLD for
                                          nominees       all nominees

Item 1--Election of the following          /  /             /  /
nominees as Directors: Eleanor
Baum, William L. Bennett, Klaus
Bergman, Phillip E. Lint, Edward H.
Malone, Frank A. Metz, Jr., Steven
H. Rice, Gunnar E. Sarsten and
Peter L. Shea.

To Withhold authority to vote for any nominee, write the name on the line below.

- -------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2 AND 3.


                                        FOR      AGAINST     ABSTAIN

Item 2--Proposal to approve             /  /      /  /        /  /
implementation of a performance
share plan.

Item 3--Approval of appointment         /  /      /  /        /  /
of Price Waterhouse as
independent accountants.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4.


                                        FOR      AGAINST     ABSTAIN

Item 4--Shareholders' proposal to       /  /      /  /        /  /
require a report on the capital cost
potential of carbon dioxide emission
standards.



Date                                                                , 1994
- ----------------------------------------------------------------------------


- ----------------------------------------------------------------------------
                          Signature


- ----------------------------------------------------------------------------
                          Signature

(Please sign your name(s) exactly as shown to the left).